                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number 0-28556

                        BOREALIS TECHNOLOGY CORPORATION
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             (Exact name of registrant as specified in its charter)


               9790 Gateway Drive, Suite 200, Reno, Nevada 89511
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $.001 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a)( or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)      /X/    Rule 12h-3(b)(1)(ii)    / /
              Rule 12g-4(a)(1)(ii)     / /    Rule 12h-3(b)(1)(i)     / /
              Rule 12g-4(a)(2)(i)      / /    Rule 12h-3(b)(2)(i)     / /
              Rule 12g-4(a)(2)(ii)     / /    Rule 12h-3(b)(2)(ii)    / /
                                              Rule 15d-6              / /

    Approximate number of holders of record as of the certificate or notice date: 215


Date: January 26, 1999                  By: /s/ Patrick Grady
      ---------------------------           --------------------------------
                                                Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.